Exhibit 10.23.2

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENTS

     This SECOND AMENDMENT TO NOTE PURCHASE AGREEMENTS (hereinafter, the “Amendment”) is entered into as of December 20, 2004 among Ryan’s Restaurant Group, Inc. (formerly known as Ryan’s Family Steak Houses, Inc.), a South Carolina corporation (the “Company”) and the holders of the Notes (as defined below).

     WHEREAS, the Company issued and sold Seventy Five Million Dollars ($75,000,000) in aggregate principal amount of its 9.02% Senior Notes due January 28, 2008 (as they may be amended, restated or otherwise modified from time to time, the “Notes”) pursuant to separate Note Purchase Agreements, each dated as of January 28, 2000, between the Company and the purchasers identified on Schedule A thereto, (as amended by the Amendment Agreement dated as of July 25, 2003, the “Note Agreements”).

     WHEREAS, the register for the registration and transfer of the Notes indicates that the Persons named in Annex 1 hereto are currently the holders of the entire outstanding principal amount of the Notes.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendments. Each Note Agreement is hereby amended in the following respects:

     (a) In each Note Agreement, each reference to “Ryan’s Family Steak Houses, Inc.” is hereby deleted and replaced with a reference to “Ryan’s Restaurant Group, Inc.”

     (b) Section 10.5 of each of the Note Agreements is hereby amended and restated in its entirety to read as follows:

     "10.5. Restricted Payments and Restricted Investments.

     (a) The Company will not, and will not permit any of its Subsidiaries to, declare, make or incur any liability to declare or make any Restricted Payment or any Restricted Investment unless, immediately prior, and immediately after giving effect, to the making of such Restricted Payment or Restricted Investment, no Default or Event of Default would exist and, with respect to Restricted Payments, immediately after giving effect to such action, the aggregate amount of such Restricted Payments of the Company and its Subsidiaries declared or made during the period commencing on September 30, 2004, and ending on the date such Restricted Payment is declared or made, inclusive, would not exceed the sum of:

     (1) $22,295,500, plus

     (2) 50% of Net Income for such period (or minus 100% of Net Income for such period if Net Income for such period is a loss), plus

     (3) the aggregate amount of net proceeds arising from sales of the Company’s Capital Stock during such period, plus

     (4) the Carryforward Restricted Payment Basket (as determined below), minus

     (5) the amount of the aggregate Unused Restricted Payment Allowance allocated to the Carryforward Capital Expenditure Basket as provided in clause (b) below.

As used herein, the term “Unused Capital Expenditure Allowance” means, for any fiscal year, the amount by which Permitted Capital Expenditures for such fiscal year exceeds the aggregate amount of Capital Expenditures actually made by the Company and its Subsidiaries during such fiscal year. As used herein, the term “Carryforward Capital Expenditure Basket” shall mean the aggregate, if any, of (i) all Unused Capital Expenditure Allowance allocated by the Company pursuant to subsection (c) below for Capital Expenditures in future fiscal years and (ii) the Unused Restricted Payment Allowance allocated by the Company pursuant to subsection (b) below for Capital Expenditures in future fiscal years; notwithstanding the foregoing, the Carryforward Capital Expenditure Basket may not be increased in any fiscal year by more than $10,000,000. The term “Carryforward Restricted Payment Basket” shall mean the portion, if any, of all Unused Capital Expenditure Allowance allocated by the Company pursuant to subsection (c) below for permitted Restricted Payments in future fiscal years.

     (b) Within 90 days after the end of each fiscal year of the Company, commencing with 90 days after the end of fiscal year 2004, after or with delivery of the audited annual financial statements in respect of the immediately preceding fiscal year of the Company, the Company shall notify the holders of the Notes of (i) the Unused Restricted Payment Allowance for such immediately preceding fiscal year and (ii) whether or not the Company will allocate any portion of such Unused Restricted Payment Allowance to the Carryforward Capital Expenditure Basket, whereupon the Carryforward Capital Expenditure Basket shall be immediately increased by the amounts allocated thereto. Notwithstanding the foregoing, the Carryforward Capital Expenditure Basket may not be increased in any fiscal year by more than $10,000,000.

     (c) Within 90 days after the end of each fiscal year, commencing with fiscal year 2004, after or with delivery of the audited annual financial statements with respect to such fiscal year, the Company shall notify the holders of the Notes of (i) the Unused Capital Expenditure Allowance for such immediately preceding fiscal year and (ii) the Company’s allocation of such Unused Capital Expenditure Allowance in whole or in part to the Carryforward Capital Expenditure Basket and/or the Carryforward Restricted Payment Basket, whereupon the Carryforward Capital Expenditure Basket and Carryforward Restricted Payment Basket shall be immediately increased by the amounts allocated thereto. Notwithstanding the foregoing, (x) the Carryforward Capital Expenditure Basket may not be increased in any fiscal year by more than $10,000,000, (y) the Carryforward Restricted Payment Basket may not be increased in any fiscal year by more than $25,000,000, and (z) no increase in the Carryforward Restricted Payment Basket shall be permitted if the aggregate amount of Capital Expenditures made in the immediately preceding fiscal year was less than $40,000,000. If the Company fails to deliver such notice to the holders of the Notes in the time required, the Unused Capital Expenditure Allowance shall be allocated first to the Carryforward Restricted Payment Basket and then to the Carryforward Capital Expenditure Basket.”

     (c) Section 10.6(c) of each of the Note Agreements is hereby amended and restated in its entirety to read as follows:

     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens (other than Liens arising under Section 412 of the Code or ERISA), in each case incurred in the ordinary course of business for sums not yet due or the payment of which is not at the time required by Section 9.4;

     (d) The definitions of “Credit Facility”, “Debt”, “Funded Debt” and “Permitted Capital Expenditures” appearing in Schedule B of each of the Note Agreements are hereby amended and restated in their entirety to read as follows:

     “Credit Facility” means the revolving credit, letter of credit and swingline facility extended to the Company pursuant to that certain Credit Agreement dated as of December 20, 2004 by and among the Company and Fire Mountain as borrowers, certain of the Company’s Subsidiaries, as guarantors, the Lenders (as defined therein) from time to time party thereto, and Bank of America, N.A., as Administrative Agent, together with (except as otherwise provided herein) all amendments, restatements, extensions, renewals, refinancings and substitutions thereof, in whole or in part.

     “Debt” means, with respect to any Person, without duplication,

     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

     (e) the outstanding principal amount of any Securitization Transaction, after taking into account reserve accounts and making appropriate adjustments as determined by the Required Holders in their reasonable judgment; and

     (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (d) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     “Funded Debt” means, without duplication, the sum of:

     (a) all outstanding Indebtedness (other than (i) Hedging Agreements and (ii) Indebtedness owing from one Obligor to another Obligor) of the Obligors and their Subsidiaries for borrowed money;

     (b) all purchase money Indebtedness of the Obligors and their Subsidiaries;

     (c) the principal portion of all obligations of the Obligors and their Subsidiaries under Capital Leases;

     (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances created for the account of an Obligor or its Subsidiaries (it being understood that, to the extent an undrawn letter of credit supports another obligation consisting of Indebtedness, in calculating aggregate Indebtedness only such other obligation shall be included);

     (e) all Guaranties of the Obligors and their Subsidiaries with respect to Funded Debt of another Person;

     (f) all Funded Debt of another entity secured by a Lien on any property of the Obligors and their Subsidiaries whether or not such Funded Debt has been assumed by an Obligor or any of its Subsidiaries;

     (g) all Funded Debt of any partnership or unincorporated joint venture to the extent an Obligor or one of its Subsidiaries is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture;

     (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

     (i) the outstanding principal amount of any Securitization Transaction, after taking into account reserve accounts and making appropriate adjustments as determined by the Required Holders in their reasonable judgment.

     “Permitted Capital Expenditures” means, in any fiscal year, commencing with the fiscal year ending December 29, 2004, (i) the dollar amounts set forth below opposite the fiscal year for the relevant testing period plus (ii) the amount of net cash proceeds received in such fiscal year from the sale of stores in accordance with Section 10.9 plus (iii) the Carryforward Capital Expenditure Basket:

Fiscal Year	Amount
2004	$90,000,000
2005	$94,000,000
2006	$98,000,000
2007	$102,000,000	”

     (d) The following definitions are hereby added to Schedule B of each of the Note Agreements in its proper alphabetical order to read as follows:

     ”Fire Mountain” means Fire Mountain Restaurants, Inc. a Delaware corporation formerly known as Ryan’s Family Steak Houses East, Inc., together with any successor or assign thereof.

     ”Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of the Company.

     ”Unused Restricted Payment Allowance” means, for any fiscal year, the amount by which the amount of Restricted Payments the Company was permitted to make as of the end of such fiscal year in accordance with Section 10.5(a) exceeds the amount of actual Restricted Payments made by the Company as of the end of such fiscal year.”

     2. Waiver of any Default Relating to Name Change. Any default or event of default under the Note Agreements relating to the Company’s failure to give notice to any lender, agent or holder with respect to the Note Agreements, the Credit Facility or the 2003 Note Agreement of the Company’s name change from “Ryan’s Family Steak Houses, Inc.” to “Ryan’s Restaurant Group, Inc.” or of the name change of the Company’s subsidiary from “Ryan’s Family Steak Houses East, Inc.” to “Fire Mountain Restaurants, Inc.” (any such default, the “Existing Event of Default”) is hereby waived. The Company acknowledges and agrees that the foregoing waiver relates solely to the Existing Event of Default and shall in no way be deemed or construed as a waiver by the holders of the Notes of any other Default or Event of Default under the Note Agreement or any other Financing Document now existing or occurring subsequent to the date of this Amendment. The holders of Notes expressly reserve the full extent of their rights under the Note Agreement, the other Financing Documents and applicable law in respect of any Default or Event of Default existing on the date hereof and not specified herein as the Existing Event of Default.

     3. Conditions Precedent. The effectiveness of this Amendment is conditioned on:

     (a) Receipt by the Company of duly executed counterparts of this Amendment from the Required Holders;

     (b) Delivery to the Purchasers of documentation certified by the applicable governmental authority evidencing the Company’s name change from “Ryan’s Family Steak Houses, Inc.” to “Ryan’s Restaurant Group, Inc.”

     (c) Delivery to the Purchasers of the consent and reaffirmation attached hereto, duly executed by each Guarantor; and

     (d) Delivery to the Purchasers of a duly executed copy, including exhibits and any schedules related thereto, of the Credit Documents (as defined by the Note Agreements as amended hereby), together with such other documents, instruments, approvals or opinions as the Required Holders may reasonably request.

     4. Representations and Warranties. To induce you to enter into this Amendment and to consent to the Amendment, the Company represents and warrants as follows:

     (a) The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) are not in contravention of any provision of the Company’s certificate of incorporation agreement or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any governmental authority; (v) do not violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or be reasonably expected to have a Material Adverse Effect; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Company or any of its Subsidiaries; and (vii) do not require the consent or approval of any governmental authority or any other person;

     (b) This Amendment has been duly executed and delivered for the benefit of or on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general;

     (c) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that would reasonably be expected, if adversely determined, to have a Material Adverse Effect or to affect the legality, validity or enforceability of the Note Agreements, as amended by this Amendment; and

     (d) After giving effect to this Amendment, the representations and warranties of the Company contained in the Note Agreements and in the other Financing Documents are true and correct in all material respects, except that disclosure schedules have not been updated from those previously provided to the holders of the Notes, and no Default or Event of Default under the Note Agreements has occurred and is continuing as of the date hereof or would be caused hereby.

     5. Reference to and Effect on the Note Agreements.

     (a) Defined terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Note Agreements.

     (b) Except as expressly provided in this Amendment, the Note Agreements shall remain unchanged and in full force and effect, except that each reference in the Note Agreements, and in any agreements, certificates and notices simultaneously herewith or hereafter executed under or pursuant to the Note Agreements, as amended hereby, to the “Note Agreements”, “hereof”, “herein” and similar terms referring to the Note Agreements, shall be deemed to refer to the Note Agreements as amended by this Amendment.

     (c) The execution, deliver and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreements or the Notes, nor constitute a waiver of any provision of any of the foregoing.

     6. Costs and Expenses. The Company agrees to pay on demand all costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Purchasers or any other permitted holder of a Note in connection with this Amendment and the transactions contemplated hereby. The Company further agrees to pay on demand all costs and expense, if any, incurred by the Purchasers or any other permitted holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, fees and expenses of counsel in connection with the enforcement of rights under this paragraph 6.

     7. No Default or Claims. To induce the Purchasers to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default, (ii) no right of offset, recoupment, defense, counterclaim, claim or objection in favor of the Company arising out of or with respect to any of the Notes or other obligations of the Company owed to any holder of a Note, and (iii) each Purchaser has acted in good faith and has conducted its relationships with the Company in a commercially reasonable manner in connection with the negotiations, execution and delivery of this Amendment and in all respects in connection with the Note Agreements, the Company hereby waiving and releasing any such claims to the contrary that may exist as of the date of this Amendment.

     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     9. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than New York.

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     Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

RYAN’S RESTAURANT GROUP, INC.

By:

Name: Fred T. Grant, Jr.
Title: Senior Vice President — Finance